EXHIBIT 4.4

                          LA JOLLA COVE INVESTORS, INC.
                          2250 UNION STREET, SUITE 301
                         SAN FRANCISCO, CALIFORNIA 94123
                            TELEPHONE: (415) 409-8703
                            FACSIMILE: (415) 409-8704
                            E-MAIL: LJCI@PACBELL.NET
LA  JOLLA                   www.ljcinvestors.com                   SAN FRANCISCO




                                        October ___, 2002



Mr. Andre Fernandez
American Ammunition, Inc.
3545 NW 71st St.
Miami, FL 33147


Dear Andre:

This letter shall serve as an addendum to the following documents: 8 % Convertible Debenture, Registration Rights Agreement, Securities Purchase Agreement and the Warrant to Purchase Common Stock. Capitalized terms shall have the meaning set forth in the respective documents. The following changes and additions are hereby made and agreed upon:

1. Holder agrees that, beginning in the next full calendar month after the Registration Statement is declared effective, Holder will convert at least 5%, but no more than10%, of the face value of the Debenture, and exercise at least 5%, but no more than 10%, of the Warrants, per calendar month into Common Shares of the Company, provided that the Common Shares are available, registered and freely tradeable. In the event that Holder breaches this provision, Holder shall not be entitled to collect interest on the Debenture for that month.

Sincerely,



Travis W. Huff
Portfolio Manager



Agreed to:

American Ammunition, Inc.

By: _______________________

Title: ______________________